News Release

Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.
EVP and Chief Financial Officer
williamlowe@kemet.com
954-766-2840 or
864-963-6484

KEMET ANNOUNCES ADDITIONAL
CUSTOMER-FINANCED CAPACITY AGREEMENT

Fort Lauderdale, Florida (November 29, 2018) - KEMET Corporation (“KEMET” or the “Company”) (NYSE: KEM), a leading global supplier of passive electronic components, announced today that it has entered into a customer agreement which provides interest-free advance payments to KEMET totaling $30 million which will be used to fund KEMET investments in increased capacity. Together with a similar agreement entered into by the Company on September 4, 2018, the Company will be receiving interest-free customer advances of $66 million to increase its capacity for the manufacture of certain multi-layer ceramic capacitors requested by the customers. For each agreement, the customer has a right of first order regarding the use of the additional capacity funded by its advance. KEMET retains the title and ownership to all equipment purchased using the advance.
“We believe that these customer agreements on future capacity are an indication not only of the anticipated market growth and volume needs in the future, but a demonstration of the strength of the relationship that KEMET has with its customers. The expertise in our Ceramics business continues to be in large case size and focused on specialty products and not in the commodity phone or handset market,” stated Per Loof, the Company's Chief Executive Officer. “The combination of these agreements assures a commitment of approximately 33% of our future capacity and sets us apart from our competition,” continued Loof.
For each agreement, the advance is paid in quarterly installments over an expected period of 18 - 24 months, with the amount of each installment based on the costs and expenses that have been incurred, or are expected to be incurred, by the Company in connection with the capacity expansion. Once the additional capacity is fully installed and available, the advance is repaid to the customer on a quarterly basis. Each quarterly repayment amount is determined by a calculation that generally takes into account the number of components purchased by the customer in such quarter in excess of its established based ordering rate and is capped at 1/40th of the total advance. Although the minimum repayment period is ten years (beginning with the initial repayment), if, based on the customer’s ordering rate, the advance has not been fully repaid by a specific date (for each agreement, such date being no less than 20 years after the contract execution date), then any remaining amounts of the advance are considered paid in full.
For further details of the terms of these agreements, please refer to the Company’s Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission on September 7, 2018 and November 29, 2018.

About KEMET
The Company’s common stock is listed on the NYSE under the ticker symbol “KEM” (NYSE: KEM).  At the Investor Relations section of our web site at http://www.kemet.com/IR, users may subscribe to KEMET news releases and find additional information about our Company.  KEMET offers our customers the broadest selection of capacitor technologies in the industry, along with an expanding range of electromechanical devices, electromagnetic compatibility solutions and supercapacitors. Our vision is to be the preferred supplier of electronic component solutions demanding the highest standards of quality, delivery and service. Additional information about KEMET can be found at http://www.kemet.com.
Cautionary Statement on Forward-Looking Statements
Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about the Company’s financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets, in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates” or other similar expressions and future or conditional verbs such as “will,” “should,” “would,” and “could” are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.
Factors that may cause actual outcomes and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, the following: (i) adverse economic conditions could impact our ability to realize operating plans if the demand for our products declines, and such conditions could adversely affect our liquidity and ability to continue to operate and could cause a write down of long-lived assets or goodwill; (ii) an increase in the cost or a decrease in the availability of our principal or single-sourced purchased raw materials; (iii) changes in the competitive environment; (iv) uncertainty of the timing of customer product qualifications in heavily regulated industries; (v) economic, political, or regulatory changes in the countries in which we operate; (vi) difficulties, delays, or unexpected costs in completing the Company's restructuring plans; (vii) acquisitions and other strategic transactions expose us to a variety of risks, including the ability to successfully integrate and maintain adequate internal controls over financial reporting in compliance with applicable regulations; (viii) our acquisition of TOKIN Corporation may not achieve all of the anticipated results; (ix) our business could be negatively impacted by increased regulatory scrutiny and litigation; (x) difficulties associated with retaining, attracting, and training effective employees and management; (xi) the need to develop innovative products to maintain customer relationships and offset potential price erosion in older products; (xii) exposure to claims alleging product defects; (xiii) the impact of laws and regulations that apply to our business, including those relating to environmental matters, data protection, cyber security, and privacy; (xiv) the impact of international laws relating to trade, export controls and foreign corrupt practices; (xv) changes impacting international trade and corporate tax provisions related to the global manufacturing and sales of our products may have an adverse effect on our financial condition and results of operations; (xvi) volatility of financial and credit markets affecting our access to capital; (xvii) the need to reduce the total costs of our products to remain competitive; (xviii) potential limitation on the use of net operating losses to offset possible future taxable income; (xix) restrictions in our debt agreements that could limit our flexibility in operating our business; (xx) disruption to our information technology systems to function properly or control unauthorized access to our systems may cause business disruptions; (xxi) economic and demographic experience for pension and other post-retirement benefit plans could be less favorable than our assumptions; (xxii) fluctuation in distributor sales could adversely affect our results of operations; (xxiii) earthquakes and other natural disasters could disrupt our operations and have a material adverse effect on our financial condition and results of operations; and (xxiv) volatility in our stock price.

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